Exhibit 5.1
October 8, 2025
Alliance Laundry Holdings Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel for Alliance Laundry Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-290217) (the “Registration Statement”), initially filed on September 12, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a registration statement filed pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) with respect to the registration of up to 3,926,829 shares of common stock, par value $0.01 per share, of the Company to be offered and sold by BDT Badger Holdings, LLC, a limited liability company (the “Selling Stockholder”) (the “Shares”). The Shares are being sold pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) executed by the Company, the Selling Stockholder and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the Underwriters. The 462(b) Registration Statement incorporates by reference the Registration Statement.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Fourth Amended and Restated Certificate of Incorporation of the Company; (b) the Third Amended and Restated By-laws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.
In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based on the foregoing and in reliance thereon, we are of the opinion that when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the

NEW YORK Two Manhattan West 375 Ninth Avenue New York, NY 10001 T+1-212-474-1000 F+1-212-474-3700	LONDON CityPoint One Ropemaker Street London EC2Y 9HR T+44-20-7453-1000 F+44-20-7860-1150	WASHINGTON, D.C. 1601 K Street NW
Washington, DC. 20006-1682 T+1-202-869-7700 F+1-202-869-7600

statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the 462(b) Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Alliance Laundry Holdings Inc.
221 Shepard Street
Ripon, WI 54971

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